Exhibit 99.1
Dollar Tree Appoints Winnie Park to Its Board of Directors
~ Two Long-Time Directors, Thomas A. Saunders III and Carl P. Zeithaml, to Retire ~

CHESAPEAKE, Va. — December 3, 2020 — Dollar Tree, Inc. (NASDAQ: DLTR) today announced that Winnie Park has been appointed as a new independent director to the Company’s Board of Directors, effective December 3, 2020. In addition, two long-time independent directors, Thomas A. Saunders III and Carl P. Zeithaml, have announced their intention to retire at the 2021 Annual Meeting of Shareholders.

Ms. Park, age 49, is Chief Executive Officer of Paper Source, Inc., an omni-channel specialty retailer, a position she has held since September 2015. Ms. Park has led the strategic transformation of Paper Source into a next generation lifestyle brand and is a leader with substantial experience in brand-building, omni-channel, specialty and multi-brand retail and wholesale. Prior to joining Paper Source, Ms. Park served as Executive Vice President, Global Marketing and eCommerce, of DFS Group Ltd., a luxury retailer, from September 2012 to September 2015 and as Global Vice President, Fashion of DFS Group Ltd. from September 2006 to September 2012. Prior to her roles at DFS, Ms. Park served as Senior Director, Women’s Merchandising for the Dockers brand for Levi Strauss & Co. and as Director, Global Strategy for the Dockers brand. Earlier in her career, Ms. Park worked as Engagement Manager at McKinsey & Company, focusing on technology, marketing and retail practices. She currently serves on the Board of Directors and is a member of the Audit Committee of Express, Inc.

“We are very pleased that Winnie Park is joining our Board,” stated Bob Sasser, Dollar Tree’s Executive Chairman. “Winnie’s knowledge and experience as both a retail CEO and an independent board member in the public retail sector are a welcomed addition to our Board.”

Ms. Park stated, “I am pleased to have the opportunity to join the Dollar Tree Board. The Company has demonstrated momentum in its business, both at Dollar Tree and Family Dollar, in 2020. I am eager to contribute to the Board to help the Company achieve its goals, especially as it pertains to developing more ways to serve its customer base.”

Mr. Saunders joined the Board in 1993 when his private equity firm acquired 50% of the Company’s stock. He served as Lead Independent Director from 2007 to 2019 and has previously chaired both the Audit and Nominating & Corporate Governance Committees. Dr. Zeithaml, Dean Emeritus of the McIntire School of Commerce at the University of Virginia, joined the Board in 2007 and most recently served on Dollar Tree’s Compensation Committee. Mr. Sasser commented, “Both Tom and Carl have been instrumental to Dollar Tree’s many achievements over the years, and I speak for our entire Board to express our gratitude for their dedicated commitment and service.”

Mr. Sasser further stated, “Since 2016, Dollar Tree has added six highly qualified independent directors to its Board. We continue our multi-year effort to achieve a “fit-for-purpose” Board and seek to balance the benefits of gaining fresh perspectives and adding relevant retail skillsets. The Board has been executing a waterfall strategy: a steady, measured approach to director retirements as newer board members continue to gain needed experience. Today’s announcement is an important step in carrying out that strategy.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, operated 15,606 stores across 48 states and five Canadian provinces as of October 31, 2020. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

CONTACT:	Dollar Tree, Inc. Randy Guiler, 757-321-5284 Vice President, Investor Relations www.DollarTree.com DLTR-G